EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Simon Moss (“Executive”) and Avistar Communications Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Executive Officer;

WHEREAS, Executive signed an Employment Agreement with the Company on June 25, 2007 with an effective date of July 16, 2007 (the “Employment Agreement”);

WHEREAS, Executive signed an Invention and Non-Disclosure Agreement with the Company on June 25, 2007 (the “Confidentiality Agreement”);

WHEREAS, the Company granted Executive the following: 283,684 shares subject to an incentive stock option on July 19, 2007 (the  “July 2007 ISO”); 816,316 shares subject to a nonstatutory stock option on July 19, 2007 (the “July 2007 NSO”); 250,000 shares subject to a nonstatutory stock option on December 5, 2007 (the “December 2007 NSO”); 58,138 shares subject to a nonstatutory stock option on April 16, 2008 (the “April 2008 NSO”); 37,502 shares subject to an incentive stock option on April 15, 2009 (the “April 2009 ISO”), and 62,498 shares subject to a nonstatutory stock option on April 15, 2009 (the “April 2008 NSO”), all subject to the terms and conditions of the Company’s 2000 Stock Option Plan and individual Stock Option Agreements evidencing each grant (collectively the “Stock Agreements”);

WHEREAS, effective July 8, 2009 (the “Separation Date”), Executive resigned voluntarily his position as the Company’s Chief Executive Officer, his position as a member of the Board of Directors, and from all positions Executive held with the Company and any of its subsidiaries; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Resignation.  Executive acknowledges that, effective July 8, 2009, he resigned voluntarily from all positions he held with the Company and any of its subsidiaries, including his positions as the Company’s Chief Executive Officer and as a member of its Board of Directors. Executive agrees to execute any necessary forms or other documents and to take any actions required to effect such resignations as a matter of state or federal law.

2. Consideration.

a. Payment.  The Company agrees to pay Executive a total of Two Hundred Seventy Thousand Dollars ($270,000.00), at the rate of Twenty-Two Thousand Five Hundred Dollars ($22,500.00) per month, less applicable withholding, for twelve (12) months from the first regular payroll date following the expiration of the Consulting Period, as defined herein, in accordance with the Company’s regular payroll practices.

b. Life and Health Insurance.  The Company shall reimburse Executive for the payments Executive makes for COBRA coverage for a period of thirteen (13) months, provided Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage.  In addition, the Company shall reimburse Executive for payments Executive makes for a $50,000 life insurance policy, up to a maximum of $100.00 per month, for a period of twelve (12) months following the Separation Date, provided Executive obtains and pays for such coverage and submits documentation to the Company substantiating such payments.

c. Bonus.  The Company further agrees to pay Executive a bonus in the amount of Sixty Thousand Dollars ($60,000.00), less applicable withholding, in full consideration of any bonus Executive would otherwise have been eligible for, including, without limitation, any bonus provided by the Employment Agreement.  Executive acknowledges that, with the exception of this payment, he will not be entitled to receive any other bonus amounts.  The bonus payment provided hereunder will be made to Executive within ten (10) business days after the Effective Date of this Agreement.

d. Extension of Exercise Period.  Notwithstanding anything to the contrary set forth in the applicable Stock Agreements, Executive and the Company agree that, with respect to all shares subject to options under the Stock Agreements that are vested as of the Separation Date, Executive shall be entitled to exercise said shares for a period of twelve (12) months following the Separation Date.  Except as modified herein, all other terms of the Stock Option Agreements and the Company’s 2000 Stock Plan shall continue to govern the exercise and vesting of Executive’s options under the Stock Option Agreements to purchase shares of the Company’s common stock.

e. Transitional Services.

i.           Consulting Services.  For one (1) month following the Effective Date of this Agreement (the “Consulting Period”), Executive will make himself reasonably available to serve as a Consultant to the Company.  During the Consulting Period, Executive agrees to assist in the orderly transition of his employment, including the transition of client relationships, and otherwise assist the Company as requested by the Chairman of the Board or other designated officer or board member.  The consulting services shall include, but not be limited to, Executive’s introduction (in person or by telephone as reasonably requested by the Company) of the Company’s CEO or Board members to clients, industry analysts, significant investors, technology partners, or distributors.  As consideration for the consulting services Executive has agreed to provide pursuant to this Agreement, the Company agrees to pay Executive a lump sum equivalent to one (1) month of Executive’s base salary, for a total of Twenty-Two Thousand Five Hundred Dollars ($22,500.00) (the “Consulting Fee”) along with associated reasonable expenses.  Executive agrees that he must obtain advance authorization from the Company prior to incurring individual business-related expenses exceeding Five Hundred Dollars ($500.00).  This payment will be made to Executive within ten (10) business days after the Effective Date of this Agreement.  The parties agree that said payment shall not constitute a payment of wages, and that the Company will issue an Internal Revenue Service Form 1099 to Executive for the purpose of reporting this payment.  As he will no longer be the Company’s Chief Executive Officer or an employee during the Consulting Period, Executive further agrees not to speak on behalf of the Company except as requested by the Company and to make clear in any authorized discussions that he is acting in an advisory capacity to the Company.

ii.           Further Transitional Services.  For a period not to exceed one (1) month following the expiration of the Consulting Period, Executive agrees to provide further transition assistance to the Company, as needed, not to exceed five (5) hours per week.  The Parties agree that Executive’s availability to provide this transitional assistance, and his continued access to his email account and telephone number, in no way constitute or create a new employment, consulting, or service provider relationship with the Company.  Accordingly, Executive agrees that he will not be entitled to any of the benefits or incidents of any such relationship after the expiration of the Consulting Period.  As he will no longer be an employee, consultant, or service provider following the expiration of the Consulting Period, Executive further agrees that he may not speak on behalf of the Company, represent the Company in any capacity, or hold himself out as an agent of the Company.

iii.           Supplemental Release.  Upon the expiration of the Consulting Period, Executive agrees to execute the Supplemental Release attached hereto as Exhibit 1 (“Supplemental Release”).  Executive agrees that his failure to execute and return the Supplemental Release within five (5) business days of the expiration of the Consulting Period shall entitle the Company to immediately recover and/or cease providing the Consulting Fee.  Executive further agrees that he shall be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in the bringing of any action to recover the Consulting Fee.

f. Email and Telephone Access.  The Parties agree that, for three (3) months following the Effective Date, Executive will have continued access to the Company email account and telephone number used by Executive during his employment with the Company.  Executive agrees to direct all work-related calls and email messages he may receive to the attention of the appropriate Company personnel.

3. Reference.  Executive agrees to direct all requests for references or verifications of employment from any third party, including but not limited to employers or potential employers of Executive, to the Chairman of the Company’s Board of Directors or his designee.  In response to such requests, for a period of two (2) years following the Effective Date of this Agreement, the Company agrees generally to: (1) confirm Executive’s dates of employment, job title, and compensation and (2) provide responses to inquiries and to confirm that the Company acknowledges and appreciates the excellent job Executive performed in accomplishing the turnaround of the company and positioning the firm effectively for future success, for which he was hired.

4. Press Release.  The Company shall prepare and issue a press release regarding Executive’s resignation.  The release shall generally state that, at the Executive’s request, both he and the Company have concluded that, given Executive’s successful turnaround and positioning of the Company, for which he was hired, it is a good time for a leadership transition.  The release shall also state that Executive and the Company have put together a transition plan for the Company to continue its success.

5. Stock.

a.
Vested Shares as of the Separation Date.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Executive will be considered to have vested only up to the Separation Date.  Executive acknowledges that as of the Separation Date, as reflected in the Personnel Summary attached hereto as Exhibit 2, Executive will have vested in: (a) 106,381 shares subject to the July 2007 ISO; (b) 374,868 shares subject to the July 2007 NSO; (c) 93,750 shares subject to the December 2007 NSO; (d) 41,527 shares subject to the April 2008 NSO; and (e) zero shares subject to the April 2009 NSO and the April 2009 ISO.

b.
Tax Status of the Options.  Executive understands and acknowledges that the amending of the July 2007 ISO and the April 2009 ISO (the “ISOs”) pursuant to this Agreement may have the effects set forth below, and that the Company has advised Executive to consult with his own tax advisor regarding the tax status of the ISOs and the tax consequences to Executive of his exercise of the ISOs and disposition of any shares acquired upon such exercise.

i.
Modification of ISOs.  The Agreement constitutes a “modification” of the ISOs resulting in the deemed regrant of the ISOs for purposes of the rules governing incentive stock options.  Thus, the holding periods required under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)  to receive preferential federal income tax treatment for the Option will restart as of the Effective Date.  In order to receive preferential federal income tax treatment with respect to the ISOs under the incentive stock option rules, Executive must (A) exercise the ISOs within three (3) months of the Separation Date; and (B) not dispose of the shares acquired pursuant to an incentive stock option prior to (i) two (2) years from the Effective Date (the deemed grant date for the ISOs), and (ii) one (1) year from the date Executive exercises the ISOs or any portion thereof.

ii.
Designation of Portion of Option Exercised.  To the extent that any portion of the ISOs, as amended, are not classified as an incentive stock option as a result of the application of Code Section 422(d) (i.e., the $100,000 limit imposed by Section 422(d) of the Code), Executive may designate in his written notice of exercise whether the Executive is exercising the incentive stock option portion or the nonstatutory stock option portion.  Unless Executive specifically elects to the contrary in Executive’s written notice of exercise, the portion which is an incentive stock option shall be deemed to be exercised first to the maximum possible extent and then the portion which is a nonstatutory stock option shall be deemed to be exercised.

6. Benefits.  Executive’s health insurance benefits shall cease at midnight on July 8, 2009, subject to Executive’s right to continue his health insurance under COBRA.  Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.  Executive shall receive his final pay, including pay for all accrued but unused vacation, through Administaff in accordance with legal requirements.

7. Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.   Consistent with its normal expense reimbursement policy, the Company shall reimburse Executive for all reasonable business expenses incurred up to and including the Separation Date, provided that Executive submits documentation to the Company substantiating any such expenses within 30 days of the Separation Date.

8. Executive’s Release of Claims Against The Company.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

9. The Company’s Release of Claims Against Executive.  The Company hereby and forever releases Executive from, and agrees not to sue Executive concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.  Notwithstanding any release provided for herein, this Agreement shall not serve to release any claims by the Company against Executive for any claims relating to fraud, embezzlement, misappropriation of the Company’s trade secrets, or conduct that is violative of criminal law.  Moreover, this release does not extend to any obligations incurred under this Agreement.  Furthermore, this release does not release claims that cannot be released as a matter of law.

10. California Civil Code Section 1542.  The Parties acknowledges that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights each may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.  The Company likewise represents that it has no lawsuits, claims, or actions pending against Executive and does not intend to bring any claims against Executive.

12. Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation.  Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

14. Non-disparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  The Company agrees to refrain from any disparaging statements about Executive.  Executive understands that the Company’s obligations under this paragraph extend only to the Company’s Board of Directors and only for so long as each member is a Director of the Company.

15. Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any proven material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages.

16. No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Nonsolicitation.  Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

18. Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Section 409A.  The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) so that none of the compensation and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

21. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations.  Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24. Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, and Paragraphs 3(b), 5, 7, 10(a), 10(c) and (d) to the extent they relate to Paragraph 10(a), 11, 12, 13, 16 and 19 of the Employment Agreement.  Except as expressly set forth herein, this Agreement supersedes and replaces the Employment Agreement.

26. No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Chairman of the Company’s Board of Directors.

27. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

28. Effective Date.  Executive understands that this Agreement shall be null and void if not executed by him and returned to the Company by July 8, 2009.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

29. Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)           he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)           he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SIMON MOSS, an individual

Dated:  ____July 8________, 2009                              /s/ Simon Moss
Simon Moss

                                                                AVISTAR COMMUNICATIONS CORPORATION

Dated:  ____July 8_    _____, 2009                        By /s/ Gerald J. Burnett
Dr. Gerald J. Burnett
Chairman of the Board of Directors

EXHIBIT 1
(Supplemental Release)

In consideration of the mutual promises and Payment and other consideration provided in the Separation Agreement and Release, dated, 2009 (the “Agreement”), Simon Moss hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company, and further extends such release and waiver to any claims that may have arisen between during the Consulting Period as defined therein, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

SIMON MOSS, an individual

Dated:  ________________, 2009
Simon Moss

AVISTAR COMMUNICATIONS CORPORATION

Dated:  ________________,  2009                                    By
                     Dr. Gerald J. Burnett
                             Chairman of the Board of Directors

EXHIBIT 2
(S. Moss Personnel Summary as of July 8, 2009)

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